2019
RESTRICTED SURPLUS UNIT AGREEMENT

This Restricted SURPLUS Unit Agreement (the “Agreement”), dated as of February 1, 2019 (the “Grant Date”), by and between FBL Financial Group, Inc., an Iowa corporation (the “Company”) and _________ (the “Participant”) is entered into as follows:

WHEREAS, the Company has established the FBL Financial Group, Inc. Cash-Based Restricted Surplus Unit Plan (the “Plan”);

WHEREAS, pursuant to the Plan, the Stock Subcommittee of the Management Development and Compensation Committee of the Board of Directors of the Company (the “Committee”), has the authority to award restricted surplus units (“Units”) to certain participants of the Company;

WHEREAS, the Committee has determined that the Participant should be awarded Units;

NOW, THEREFORE, the Company and the Participant agree as follows:

1.    Grant of Units. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby credits to a separate account maintained on the books of the Company (the “Participant Account”), ___ Units. On any Vesting Date (as hereinafter defined), the value of each vested Unit shall be calculated as follows (the “Value”):
Value = Notional Value (1 + y/100)z
Where:
“Notional Value” = $100;
“y” = average annual percentage change in surplus of Farm Bureau Property & Casualty Insurance Company as of December 31 for the three calendar years preceding the first Vesting Date following the Grant Date; and
“z” = the whole number between one and five, inclusive, that equals the number of Vesting Dates that have occurred since the Grant Date, including the Vesting Date on which the Value is being calculated.
The calculation in the annual change of surplus for Farm Bureau Property & Casualty Insurance Company (“FBP&C”) shall, to the extent practical, disregard changes to the statutory accounting standards applicable to FBP&C since the Grant Date for any years the value of the grant(s) is materially affected by such changes. The Committee shall retain sole discretion in determining whether statutory accounting changes shall be disregarded for any grant on a Vesting Date.
2.    Vesting Schedule.

2.1    Generally. Conditioned upon the continued employment of the Participant, the interest of the Participant in the Units shall vest as follows: 20% of the Units awarded hereunder shall, subject to Section 3, vest on the close of business on February 1 of the year after the Grant Date, and on February 1 of each of the subsequent four years. Each date on which one or more of the Participant’s Unit’s vests shall be deemed a “Vesting Date.”

2.2    Accelerated Vesting. If Employee’s employment with the Company is terminated before the Vesting Date by reason of death or Disability [as defined in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended or restated from time to time (the “Code”)], the interests of the Participant in the Units shall vest as to a prorata portion of the Units. The prorata portion shall be measured by months elapsed from the date of this Agreement to the date of death or date of Disability, as compared to the number of months from the date of this Agreement to the Vesting Date for each 20% portion of the Units.

3.    Forfeiture. If the Participant’s employment with the Company is involuntarily terminated by the Company or voluntarily terminated by the Participant, the balance of the Units subject to this Agreement that have not vested at the time of the Participant’s termination of employment shall be forfeited by the Participant.

4.     Form and Timing of Payment. As soon as reasonably practical after each Vesting Date and in no case later than the end of the Participant’s tax year in which such Vesting Date occurred, the Company shall pay cash or cash equivalents to the Participant in an amount equal to the Value of the Participant’s Units that vested on such Vesting Date; provided, however: (i) to the extent required by Section 409A(2)(B)(i) of the Code, no payment shall be made for 6 months after any Vesting Date; (ii) the Company may further defer a payment to the extent allowed under Section 1.409A-2(b)(7) of the Treasury Regulations; and (iii) the Company may accelerate a payment to the extent allowed under Section 1.409A-3(j)(4) of the Treasury Regulations.

5.    Taxes. The Participant shall be liable for any and all taxes, including withholding taxes, arising out of this grant of Units, the vesting or payment thereof. The Participant acknowledges that the Company may have the obligation to withhold taxes from the amounts paid to the Participant hereunder or otherwise and agrees that the Company may do so as it, in its sole discretion, determines is necessary to comply with its tax withholding obligations.

6.    Statutory Compliance. This Agreement and the Plan shall, to the extent possible, be interpreted and operated in a manner to avoid the application of Section 409A(a)(1) of the Code. Notwithstanding anything in this Agreement or the Plan to the contrary, the Committee shall be authorized to take any unilateral action, including the amendment of this Agreement and the Plan, that it deems necessary or desirable to avoid the application of or noncompliance with Section 409A of the Code; provided, however, that neither the Company, the Committee or any other officer, employee or agent shall have any liability to a Participant with respect to any amount paid or payable by the Participant by reason of the application or violation of Section 409A of the Code.

7.    Miscellaneous.
7.1    Restrictions on Transfer. The Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.
7.2    Unfunded, Unsecured Promise. All amounts credited to the Participant’s Account under this Agreement shall for all purposes be a part of the general assets of the Company. The Participant’s interest in his or her Participant Account shall only be that of a general, unsecured creditor of the Company.

7.3    Change in Capitalization. The Participant acknowledges that the Committee may in accordance with the Plan, make certain adjustments to the Participant’s rights hereunder in connection with a Change of Capitalization, as that term is defined in the Plan.
7.4    No Employment Rights. The Participant acknowledges and agrees that nothing contained in this Agreement or the Plan shall be construed or deemed under any circumstance to bind the Company to employ the Participant for any particular period of time.
7.5    Clawback. The Participant acknowledges receipt of a copy of the Company’s Impact of Restatement of Financial Statements Upon Awards Policy (the “Clawback Policy”) adopted by the Management Development and Compensation Committee and agrees that his/her rights hereunder are subject to the terms and conditions of the Clawback Policy, including future amendments thereto.
7.6    Further Actions. The Participant and the Company each agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement
7.7    Plan. The Company’s grant of Units pursuant to this Agreement is subject to the terms and conditions of the Plan. The Participant acknowledges receipt and review of the Plan.
7.8    Merger. This Agreement constitutes the final agreement between the Participant and the Company with respect to the subject matter hereof. No other agreements, representations or understandings, whether oral or written, and whether express or implied, which are not set forth in this Agreement or the Plan have been made or entered into by either party with respect to the subject matter herein.
7.9    Amendments. Except as otherwise provided herein or in the Plan, this Agreement may be amended only by a written agreement that identifies itself as an amendment to this Agreement and that is signed by the Participant and the Company.
7.10    Waiver. Except as otherwise provided herein or in the Plan, this Agreement may only be waived by a writing that is signed by the Participant and the Company. A waiver made in accordance with this Section is effective only in that instance and only for the specific purpose stated in such written waiver
7.11    Choice of Law and Venue. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Iowa, without regard to its choice of law provisions. This Agreement shall be enforced in any federal or state court sitting in Polk County, Iowa and each party to this Agreement hereby consents to the jurisdiction and venue of such court and waives any and all arguments that it may have relating to such matters. If any party commences any action arising directly or indirectly from this Agreement in another jurisdiction or venue, the other party to this Agreement may transfer the case to the above-described jurisdiction and venue or, if such transfer cannot be accomplished, to have such case dismissed without prejudice.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement, which shall be effective as of the Grant Date.

FBL FINANCIAL GROUP, INC.

_________________________________
By:
Its:

PARTICIPANT

_________________________________
By: Participant